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                                                                  EXHIBIT 10.68


                            THIRD AMENDMENT TO LEASE

         Third Amendment dated as of this 7th day of August, 2003, by and between MJB PROPERTIES, an Arizona general partnership ("Lessor"), and INSURANCE AUTO AUCTIONS CORP., a Delaware corporation ("Lessee").

                                    RECITALS:

         A. WHEREAS, Lessor and Lessee previously entered into a certain Standard Industrial/Commercial Single-Tenant Lease dated November 1, 1994, an Amendment of Lease Agreement dated June 1, 1995, and an Extension to Lease dated March 5, 1999 (collectively "Lease"), concerning the premises commonly known as 4226 East Main Street, Grand Prairie, Texas ("Premises").

         B. WHEREAS, the parties desire to amend said Lease as described below.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. RECITALS. The recitals set forth above are incorporated herein and made a part hereof.


         2. CONFLICT. In the event of any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control.

         3. DEFINED TERMS. All defined terms contained in this Amendment shall have the meanings and definitions as set forth in the Lease.

         4. PROJECT. The architectural firm of CivCon Services, Inc., has designed certain improvements for the Premises as set forth in its revised architectural plans together with certain landscape plans and civil engineering drawings and plans (the improvements and work depicted in said plans and drawings and other related plans and drawings, as revised from time to time, are hereinafter referred to as the "Project"). Lessee shall submit to Lessor any revisions and modifications to the Project's architectural drawings and plans, for Lessor's reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed. Lessee shall be solely responsible for causing the Project to be constructed and Lessor shall have no responsibility for same, except for the payment responsibilities described below.

         5. PAYMENT FOR PROJECT. Lessor agrees to pay up to $ 1,000,000 to pay for the cost of the Project (excluding the cost of asphalt, which cost Lessee shall pay). Lessor's payments for the cost of the Project shall be paid by Lessor into a construction escrow, no more frequently than once a month, during the course of construction as and when payments are due to the architects, engineers, consultants, contractors, subcontractors, suppliers and others working on the Project. In the event that the cost of the Project exceeds $1,000,000, then Lessee shall be responsible for)


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the payment of any and all such excess costs. The total amount paid by Lessor during each calendar quarter during the course of the Project is hereinafter referred to as the "Total Quarterly Project Payments."

         6. AMORTIZED PAYMENTS. As of the end of each calendar quarter during the Project, the rent shall be increased as follows. The Total Quarterly Project Payments for each calendar quarter, together with interest at the rate of 10% per annum, amortized over the period of time from the end of the subject calendar quarter through December 31, 2013, results in a certain monthly amortized payment of principal and interest, hereinafter called the "Amortized Payment." The current monthly base rent of $39,000 shall be increased by the amount of each Amortized Payment effective on the first day of the month following each calendar quarter. The foregoing calculation shall be made as of the end of each calendar quarter, and the Amortized Payment resulting from such calculation shall be added to the monthly base rent and shall be payable as additional rent for the entire amortization period through December 31, 2013. Accordingly, all Amortized Payments for the Project shall be paid in full as of December 31, 2013. Lessee may prepay and pay off the remaining principal balance for any or all Amortized Payments, at any time, without any prepayment penalty. Notwithstanding anything to the contrary contained in the Lease, there shall be no rental escalations (as described in paragraph 8 below) in the portion of the rent that constitutes the Amortized Payments.

         7. TERM AND RENEWAL OPTIONS. The Term of the Lease currently ends on October 31, 2004. The Term of the Lease is hereby extended so that it runs for an additional period often (10) years through and including October 31, 2014. Furthermore, Lessee shall have the option to renew the Lease for three (3) successive periods of five (5) years upon the same terms and conditions of the Lease with the exception of the base rent, which shall be subject to the increases described below.

         8. BASE RENT INCREASES. The amount of the current monthly base rent of $39,000 shall remain fixed through October 31, 2004. Effective as of the following "Adjustment Dates," November 1, 2004, and November 1 of each year thereafter during the Term and during any renewal Term, the base rent shall be increased as follows. The base rent for the next twelve (12) months of the Term or renewal Term, as the case may be, shall be determined by multiplying the base rent for the lease year ending on October 31 immediately prior to the Adjustment Date, by a fraction, the numerator of which shall be the Consumer Price Index, All Urban Consumers, South Region, as published by the U.S. Department of Labor, Bureau of Labor Statistics ("CPI Index"), for the month of August immediately prior to the Adjustment Date, and the denominator of which will be the CPI Index for the month of August which is one (1) year prior to the Adjustment Date. Notwithstanding the foregoing, the base rent on each Adjustment Date shall increase at a rate no greater than a maximum of five percent (5%) per year.

         9. RIGHT OF FIRST REFUSAL. If Lessor enters into a written contract to sell the leased premises, or any part thereof, or to sell any partnership interest in Lessor, then Lessor shall notify Lessee in writing, enclosing a copy of the fully executed contract ("Third-Party Contract"), and Lessee shall have a right of first refusal to match the Third-Party Contract and enter into a written contract with Lessor containing all of the same terms and conditions of the Third-Party Contract. If Lessee fails to deliver its written offer containing all of the same terms and conditions as the Third-Party Contract within thirty (30) days after Lessee's receipt of Lessor's written notification of the Third-Party Contract, then this right of first refusal shall expire and Lessor may proceed to


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sell the leased premises or partnership interest, subject to this Lease, pursuant to said Third-Party Contract. If Lessor does not consummate the foregoing sale pursuant to said Third-Party Contract, then the right of first refusal described above shall again apply to any subsequent contracts entered into by Lessor concerning same. Notwithstanding the foregoing, it is acknowledged and agreed that transfers of partnership interest in Lessor between existing partners, or to family members of existing partners, or to trusts, estates or other entities under which such family members or existing partners are the sole beneficiaries or owners thereof, shall not trigger the foregoing right of first refusal, provided, however, that the right of first refusal shall continue and remain in full force and effect as to any other sales or transfers of the leased premises or partnership interest.

         10. IMPROVEMENTS REMAIN. Upon the termination of this Lease, Lessee shall not be obligated to remove any of the improvements which comprise the Project, but Lessee may elect, in Lessee's sole discretion, to remove any of Lessee's trade fixtures and personal property.

         11. TITLE INSURANCE. IAA, at its own cost, may purchase leasehold title insurance, and Lessor shall cooperate with same, including, but not limited to, the execution of a Memorandum of Lease for recording.

         12. USE RESTRICTION. The use restriction set forth in paragraph 49.1 in the Addendum to Lease dated November 1, 1994, is hereby deleted and the following is substituted in place thereof:

             Lessee acknowledges that the following deed restriction affects the use of the Premises, but that said restriction terminates on August 9,2009, being 15 years after the date of such deed:

                  "Grantor, as a condition and covenant in this conveyance and by express reservation and exception in this deed, hereby restricts the Property (subject to the provisions hereafter set forth) against any use of the Property for the conduct of any enterprise, business or activity involving, directly or indirectly, the sale of any automobile, truck, off-road vehicle, bus, motorcycle, motorbike or any other vehicle (collectively the "Vehicles") save and except those classified on the certificate of title as scrap, junk, salvage, theft recovery or other comparable classification. Notwithstanding the foregoing, the Grantee may sell up to, but not in excess of one hundred (100) Vehicles the certificate of title to which are not branded as any of the aforesaid classification during any calendar week. The restriction in this deed shall be deemed a covenant running with the land and shall continue for a period of fifteen (15) years from the date hereof at which time restrictions may be enforced by the Grantor and its successors and assigns at their election by injunction, suit for damages or any other remedy at law or in equity and in the event of such enforcement by the Grantor, its successors or assigns, the same shall be entitled to recover reasonable attorney's fees, all court costs and expenses."


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         13. LEASE CONTINUES. Except as modified by this Third Amendment, all terms and conditions set forth in the Lease shall remain and continue in full force and effect.

         14. CONDITION. This Third Amendment is subject to the condition that Lessee is able to obtain all necessary governmental approvals to proceed with the Project as desired by Lessee.



         IN WITNESS WHEREOF, this Third Amendment was executed as of the date first above written.


LESSOR:                                         LESSEE:

MJB PROPERTIES                                  INSURANCE AUTO AUCTIONS CORP.

By: /s/ Melvin R. Martin                         By: /s/ Scott P. Pettit
    ------------------------------------            ----------------------------
    Melvin R. Martin, General Partner               Scott P. Pettit
                                                    Chief Financial Officer


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